As filed with the Securities and Exchange Commission on February 15, 2008
Registration No. 333-148947
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

FORM SB-2/A
AMENDMENT NO. 1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

 HUIFENG BIO-PHARMACEUTICAL TECHNOLOGY, INC.
(Name of small business issuer in its charter)

Nevada	2834	87-0650264
(State or Jurisdiction of Incorporation or Organization)	(Primary Standard Industry Classification Code Number)	(I.R.S. Employer Identification No.)

16B/F Ruixin Road Bldg. No. 25 Gaoxin Road
Xi’an 710075 Shaanxi Province
The People’s Republic of China
011-86-29-88246358
(Address and telephone number of principal executive offices)

Incorp Services Inc.
3155 East Patrick Lane Ste 1
Las Vegas, Nevada 89120-3481
(702) 866-2500
(Name, address and telephone number of agent for service)

Copies to:
Alisande M. Rozynko, Esq.
Crone Rozynko LLP
101 Montgomery Street, Suite 1950
San Francisco, California 94104
(415) 955-8900
(415) 955-8910 (fax)

Approximate date of proposed sale to public: From time to time after this Registration Statement becomes effective.

If any securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. _________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit		Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, 0.018 par value issuable upon conversion of convertible promissory notes	2,000,000	$1.00	(2)	$2,000,000	$78.60(3)
Common Stock, $0.018 par value issuable upon exercise of Warrants	500,000	$1.50	(2)	$750,000	$29.48(3)
(1)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 475(c) under the Securities Act of 1933, using the average of the bid and ask prices as reported on the Over-The-Counter Bulletin Board on January 25, 2008, which was $0.63 per share.

(2)	Calculated in accordance with Rule 457(g)(1) under the Securities Act of 1933.
(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXHIBITS

Exhibit No.	Description
3.1	Articles of Incorporation (1)

3.2	Certificate of Amendment to Articles of Incorporation (Incorporated by reference to the exhibits to the Company’s Annual Report on Form 10-K filed on June 20, 2005.)

3.3	Bylaws of the Company (1)

5.1	Opinion of Crone Rozynko, LLP*

10.1
Purchase Agreement made as of October 27, 2006 among Xi’an Huifeng Biochemistry Group Co., Ltd. and Shaanxi Pharmaceutical Chemical Facility Co., Ltd. (Incorporated by reference to the exhibits to Registrants Form 8-K filed on October 31, 2006.)

10.2
Securities Purchase Agreement dated December 31, 2007 by and among Professional Offshore Opportunity Fund, Peter Treadway, Janet Wang, Manilal Patel Ltd., Ancora Greater China Fund, Strategic Alliance Fund, L.P., and Strategic Alliance Fund II, L.P. (2)

10.3
Registration Rights Agreement dated December 31, 2007 by and among Professional Offshore Opportunity Fund, Ltd., Peter Treadway, Janet Wang, Manilal Patel, Ancora Greater China Fund, Strategic Alliance Fund, L.P., and Strategic Alliance Fund II, L.P. (2)

10.4
Pledge Agreement dated December 31, 2007 by and among Jing’an Wang, Junchao Wang and Zhihua Zhang (collectively, the “Pledgors”), Professional Offshore Opportunity Fund, Ltd., Peter Treadway, Janet Wang, Manilal Patel, Ancora Greater China Fund, Strategic Alliance Fund, L.P., and Strategic Alliance Fund II, L.P. (collectively, the “Pledgee”) (2)

10.5
Pledge Agreement dated as of December 31st, 2007 by and among Jing'an Wang, Xinwen Hou, Junqi Zhang, Binjun Wang, Xugang Wang, and Zhilan Wang (collectively, the “Pledgor”), Professional Offshore Opportunity Fund, Ltd., Peter Treadway, Janet Wang, Manilal Patel, Ancora Greater China Fund, Strategic Alliance Fund, L.P. and Strategic Alliance Fund II, L.P. (collectively, The “Pledgee”) and Northwest Biotechnic Inc., a British Virgin Islands corporation (2)

10.6	Secured Convertible Promissory Note due and payable in full on December 30, 2009 (2)

10.7	Form of Warrant (2)

21.1	List of Subsidiaries**

23.1	Consent of Jimmy C.H. Cheung & Co., Certified Public Accountants**

23.2	Consent of Crone Rozynko, LLP (contained in Exhibit 5.1)*

* Filed herewith
** Previously filed.
(1) Incorporated by reference to the exhibits to the Company’s Form SB-2 Registration Statement filed on July 28, 2000.
(2) Incorporated by reference to the exhibits to Registrants Form 8-K filed on January 3, 2008.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it met all the requirements of filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in Xian City, Shaanxi Province, the People’s Republic of China, on February 14, 2008.

Huifeng Bio-Pharmaceutical Technology, Inc.

By:	/s/ Jingan Wang
Jingan Wang Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	TITLE	DATE

/s/ Jingan Wang	Chairman and Chief Executive Office	February 14, 2008
Jingan Wang	(Principal Executive Officer)

*	Chief Financing Officer	February 14, 2008
Sanding Tao	(Principal Financial Officer)

*	Director and Secretary	February 14, 2008
Xinwen Hou

* /s/ Jingan Wang
Jingan Wang
Attorney-In-Fact
Date: February 14, 2008